Exhibit 10.6

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of May 31, 2007 by and between Mark Irion (the “Executive”), and Neff Corp., a corporation organized and existing under the laws of the State of Tennessee (the “Company”).

WHEREAS, Executive is currently employed as Chief Financial Officer of the Company pursuant to an employment agreement dated March 1, 2000, between Executive and Neff Corp. (the “Employment Agreement”), as first amended on January 31, 2005 and as next amended on July 8. 2005; and

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among LYN Holdings LLC, LYN Holdings Corp. LYN Acquisition Corp., and Neff Corp. dated March 31 2007, pursuant to which the Company will merge with and into Neff Corp., with Neff Corp. remaining the surviving entity (the “Merger”); and

WHEREAS, in connection with the Merger, the Executive, LYN Holdings LLC, and LYN Holdings Corp. executed a letter agreement dated March 31, 2007 (the “Equity Commitment Letter”) which, among other things provided for changes to the Executive’s severance rights otherwise contained in the Employment Agreement; and

WHEREAS, in connection with the foregoing, the Company wishes to formally amend the terms of the Employment Agreement to reflect those changes to the Employment Agreement agreed to under the Equity Commitment Letter, and as set forth herein, to be effective as of the closing of the Merger; and

WHEREAS, the Company and Executive agree to enter into such amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree, effective as of the closing of the Merger, as follows:

1. Definitions. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.

2. Amendment. Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following language: “Term. Subject to the provisions for termination set forth in Section 8, the initial term of employment under this Agreement shall be for a period of three (3) years commencing on May 31, 2007 and shall be automatically extended for additional one (1) year periods following such initial three-year period, unless one of the Parties shall give written notice to the other on or before the date which is six (6) months prior to the expiration of the current term of the Agreement of such Party’s election not to so extend this Agreement.”

Section 9 of the Employment Agreement shall be amended: (a) by deleting any reference contained therein to “18 months” and replacing it with “36 months”; and (b) by deleting any reference contained therein to “1.5 times” and replacing it with “3 times”.

3. General.

(a) This Amendment shall be governed and construed as to its validity, interpretation and effect by the laws of the State of Florida, without reference to its conflicts of laws provisions, and the arbitration provisions of the Employment Agreement shall apply to any dispute with respect to this Amendment.

(b) This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed the day and year first written above.

COMPANY

NEFF CORP.

By:	/s/ Graham Hood
Name:	Graham Hood
Title:	President, Chief Executive Officer

EXECUTIVE

/s/ Mark Irion
Mark Irion
Title:	Chief Financial Officer

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